Exhibit 5.1

[Letter Head]

May 12, 2003

Mr. Eugene Davis, CEO

Murdock Communications Corporation

701 Tama Street

Marion, Iowa 52302

Re: Registration Statement on Form S-4/LEGAL OPINION

Dear Mr. Davis:

We have acted as corporate counsel for Murdock Communications Corporation, an Iowa corporation (the “Company”), in connection with (i) the proposed merger as amended (the “Merger”) of MCC Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“MCC Merger Sub”), with and into Polar Molecular Corporation, a Delaware corporation (“Polar), and (ii) the reincorporation (the “Reincorporation”) of the Company from Iowa to Delaware through the merger of the Company with and into Polar Molecular Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Holding”).

Pursuant to the merger agreement (“Merger Agreement”) and Holding’s Certificate of Incorporation, following the Reincorporation, Holding is authorized to issue up to 250,000,000 shares, par value $.01 per share, 200,000,000 of which shall be designated Common Stock (“Common Shares”) and 50,000,000 of which shall be designated Preferred Stock (“Preferred Shares”). Pursuant to the Merger, Holding will issue up to 70,813,512 shares of Common Stock (which are referred to herein as the “Shares”), to the stockholders of Polar pursuant to the Merger Agreement.

We have examined, among other documents, (i) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof or shortly hereafter (the “Registration Statement”), including the Joint Proxy Statement/Prospectus contained therein, to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Act”); (ii) the certificate of incorporation and by-laws of the Company and all amendments thereto; (iii) the certificate of incorporation and by-laws of Holding; (iv) the certificate of incorporation and by-laws of MCC Merger Sub; (v) the form of Company lock-up agreements; (vi) the form of Company voting agreement; (vii) resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement, including the unanimous approval thereof, and the transactions contemplated thereby;

(viii) the Merger Agreement, and its amendments, including the fourth amendment dated as of May 12, 2003; and (ix) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, MCC Merger Sub, Holding, Polar and others as we have deemed necessary or appropriate.

In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, electronic, or other copies and the capacity of each party executing a document to so execute such document.

Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that (1) The Company is and its wholly-owned subsidiaries are, duly organized, validly existing, and in good standing under the laws of the respective states of their incorporation; and (2) the Shares have been legally and validly authorized and, when issued and delivered to the stockholders of Polar pursuant to the Merger Agreement, subject to the effectiveness of the Registration Statement and compliance with applicable securities laws, the Shares will be validly issued by the Company, outstanding, fully paid and non-assessable, and were not issued in violation of any preemptive rights or any applicable law.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the laws of the State of Iowa and to the applicable provisions of the Delaware General Corporation Law. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the Joint Proxy Statement/Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are “experts” within the meaning of section 11 of the Act or within the category of persons whose consent is required by section 7 of the Act.

Yours very truly, ARENSON & ZIMMERMAN, PLC

By:	/s/ James H. Arenson
James H. Arenson